Exhibit 99.1

Ironwood Gold Signs Agreement for Falcon Mine Gold Property in Carlin Trend, Nevada

Exploration of Falcon Mine Becomes “Top Priority” for 2011

SCOTTSDALE, AZ--(Marketwire - 02/02/11) - Ironwood Gold Corp. (OTC.BB: IROG) (the “Company”) is pleased to announce the acquisition of a highly prospective gold-silver project known as the Falcon Mine Property with the signing of a 2-year lease agreement which includes an earn-in Joint Venture agreement option.

The property consists of 6 patented claims and 60-100 newly staked claims that join the patented claims on which the mine is situated. The property is located in an area bordered by claims held by major global mining operators at the northern end of the Carlin Trend gold belt, the most prolific gold producing area in the USA and the 2nd most productive gold region in the world.

The property is an ideal gold-silver exploration target as none of the latest geophysical and geochemical techniques have been previously used to identify potential silver-gold mineralized zones beyond those already historically documented. Very limited drilling has been subsequently undertaken and no deep holes have been drilled to test for deep seated gold-rich Carlin type mineralization generally found in the lower plate rocks.

Ironwood’s initial work plan includes evaluating the high grade 2-5 foot thick silver vein mineralization to identify if occasional pockets of anomalous gold represent enough high grade ore reserves for exploitation. However, the main focus will be to identify deep seated geophysical or structural targets that may reflect Carlin-type gold mineralization and to test them by drilling core and/or RC holes. As part of these efforts, Ironwood will undertake to have an independent 43-101 report prepared on the property as soon as possible.

The property is located near the confluence of Rock Creek and Dry Creek on the west side of Nevada’s Tuscarora Mountains approximately 15 miles from the mining town of Midas. The Falcon mine was discovered over 100 years ago and remained relatively unproductive because gravity or amalgamation separation processes were never employed and the remote area was far from rail access to a smelter.

A silver deposit was discovered in 1876 and initially two 300 foot shafts called the Falcon and Scorpion were sunk to access the high grade silver vein. By 1901 over $10 million in gold and silver ore had been produced from the mine. In 1965 the mine owner at the time produced a 30 lb. vein sample that assayed at 1403 g/t silver (94.3% recovery) and 0.3 g/t gold. The ore had accessory arsenic and antimony mineralization commonly associated with gold mineralization. In 1975 Phelps Dodge briefly worked on the property including some drilling. However, they did not test the Falcon mine at depth.

Dr. Howard Lahti, Ironwood’s VP of Exploration, stated, “I’m looking forward to developing a comprehensive exploration program that will include the most modern and effective geophysical and geochemical surveys and to do detailed geological mapping that will define the best gold-silver targets. Based on historical data, known geological trends and information gleaned from published regional efforts, we believe the Falcon Mine presents all the early signatures of a significant find, and as such, warrants becoming perhaps the biggest part of our efforts for 2011.”

Additional details regarding the Company and its agreements are filed as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. For more information visit: www.ironwoodgold.com.

ABOUT IRONWOOD GOLD CORP. (OTC.BB: IROG)

Ironwood Gold Corp. is a mineral exploration and development company building a portfolio of prospective properties containing known deposits of strategic precious metals in politically stable, mining-friendly North American districts with recognized production histories. For more information visit: www.ironwoodgold.com.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

Ironwood Gold Corp.
Behzad Shayanfar, CEO

Contact:

Investor Information:
Red Oak Communications, Inc.
Phone: 1-888-356-4942
Email: info@ironwoodgold.com
Web: www.ironwoodgold.com